Exhibit 10.3

IRREVOCABLE LICENSE AGREEMENT

THIS IRREVOCABLE LICENSE AGREEMENT (this “Agreement”), made as of the 11th day of April 2011,

By and Between:	Bedminster 2 Funding, LLC, having an address c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, NJ 07921 (hereinafter designated as the “Licensor”);

And:	Amarin Pharmaceuticals Ireland Ltd., having its U.S. billing address at 12 Roosevelt Avenue, Mystic, CT 06355 (hereinafter designated as the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor is the owner of certain property located at 1420 Route 206, Bedminster, NJ (the “Property”);

WHEREAS, Licensee desires to license approximately 3,303 square feet of office space solely for the purpose set forth below; and

WHEREAS, Licensor agrees to license to Licensee said premises conditioned upon Licensee’s compliance with the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1. Grant of License. Licensor hereby grants unto Licensee an irrevocable license, subject to Licensee adhering to all License terms, including but not limited to payment of License Fee and Other Costs and to occupy and use approximately 3,303 square feet of office space in Suite 120 on the first floor of the Property (the “Licensed Premises”).

2. Term. The term of the license shall commence on June 1, 2011 and terminate on May 31, 2013 (the “Term”), unless sooner terminated by Licensor or Licensee as expressly provided for in this Agreement.

3. License Fee. The consideration for the license shall be the sum of Seven Thousand Four Hundred Thirty One and 75/100 Dollars ($7,431.75) per month (“License Fee”), which shall be payable in advance on the first day of each month, without deduction, set-off or abatement whatsoever, throughout the Term. All License Fees shall be paid to Licensor at Licensor’s address as set forth above.

4. Other Costs. In addition to the License Fee outlined above, Licensee shall be responsible for monthly utility charges in the amount of $412.88 per month and HVAC for non-business hours in the amount of $45.00 per hour, as well as any costs incurred by Licensor resulting from any default by Licensee of its insurance or maintenance obligations hereunder. For avoidance of doubt, all common area maintenance costs, HVAC during regular business hours between 8:00 am and 6:00 pm Monday through Friday, standard cleaning service for the building, standard building maintenance, use of parking and real estate taxes related to Licensee’s Approved Use of the License Premises are included in the License Fee.

5. Use. The use of the Licensed Premises shall be for the sole and exclusive purpose of general office space (the “Approved Use”) and for no other use or purpose. The Licensed Premises are to be accepted by Licensee on a strictly “as is” basis, without representation or warranty on the part of Licensor as to the condition of the Licensed Premises or its suitability for Licensee’s intended use. Licensee agrees not to install any fixtures or make any improvements or alterations on or in the Licensed Premises without the prior written approval of the Licensor.

6. Compliance with Law. Licensee shall, at Licensee’s sole cost and expense, without notice or demand from Licensor, comply with all laws and the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Licensee’s use or occupancy of the Licensed Premises and shall faithfully observe in the use or occupancy of the Licensed Premises all governmental requirements now in force or which may hereafter be in force. Licensee acknowledges that the Licensor is providing the Licensee the Use of the Premises without any representation or warranty, expressed or implied, in regards to compliance with any applicable law, rule, regulation or statutory provision.

7. Broker. Licensor and Licensee each warrant to the other that it has not employed or dealt with any broker, agent or finder, other than the Colliers International NJ LLC (“Broker”), in connection with this License. Licensor acknowledges that it shall pay any commission or fee due to the Broker pursuant to a separate agreement. Licensee shall indemnify, defend and hold harmless Licensor and Licensor’s Agents from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including litigation costs and attorneys’ fees) for brokerage or other commissions asserted by any broker, agent or finder employed by Licensee or Licensee’s Agents or with whom Licensee or Licensee’s Agents have dealt, other than the Broker (whether directly or indirectly, in whole or in part), such indemnification obligation to survive the Expiration Date or earlier termination of this License.

8. Early Termination Option. Licensee, at its option, shall have the right to cancel and terminate this License Agreement any time after the first License year with no penalty by giving written notice to Licensor at least six (6) months prior to the proposed Termination Date provided Licensee is not in default of its obligations of this License beyond any applicable notice and cure periods as of the date of any notice of termination and continues to perform all of the terms and conditions of the License until the date of its cancellation and termination. Provided that Licensee has complied with the aforesaid requirements, the Term of this License Agreement shall expire on the Termination Date as though such date were the originally scheduled Termination Date.

9. Waiver of Claims; Exculpation; Indemnification. Licensee agrees that Licensor, its agents and employees, shall in no way be liable for (i) any loss or damage to property of Licensee or of others located on or about the Licensed Premises, whether by theft or otherwise; (ii) any injury or damage to persons or property in or about the Licensed Premises, including, but not limited to any injury or damage resulting from fire, explosion, collapse, falling plaster or masonry, steam, gas, electricity, water, rain or snow; and (iii) any damage caused by other licensees or persons within the Property. All property of Licensee kept or stored at the Licensed Premises shall be so kept or stored at the risk of Licensee only and, in consideration of the right granted hereunder, Licensee shall hold Licensor harmless from any claims arising out of damage to the same. Notwithstanding anything to the contrary set forth in this Agreement, it is specifically understood and agreed by Licensee that there shall be absolutely no personal liability on the part of Licensor or any individuals associated with Licensor, including, but not limited to, any partners, members or shareholders of Licensor nor joint venturers with Licensor nor any of their successors, assignees, heirs, executors, administrators or personal and legal representatives with respect to any of the terms, covenants and conditions of this Agreement, and Licensee shall look solely to the equity, if any, of Licensor in the Property for the satisfaction of each and every remedy (including, without limitation, equitable remedies) of Licensee in the event of any breach by Licensor of any of the terms, covenants and conditions of this Agreement to be performed by Licensor; such exculpation of personal liability to be absolute and without any exception whatsoever. In consideration of the right granted hereunder, Licensee agrees to and hereby does indemnify and save harmless Licensor from and against any and all claims, demands, suits, liability, losses and expenses that Licensor may suffer or sustain arising from Licensee’s use or occupancy of the Licensed Premises. In consideration of the right granted hereunder, Licensee agrees to and hereby does indemnify and save harmless Licensor from and against any and all claims, demand, suits, liability, losses and reasonable expenses that Licensor may suffer or sustain arising from Licensee’s use and/or occupancy of the License Premises (except insofar as it arises out of the gross negligence or willful misconduct of Licensor).

10. Insurance. Licensee agrees to maintain reasonable and customary commercial general liability and casualty insurance covering the obligations set forth herein in form and amounts as may be reasonably required by Licensor, which shall include (a) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the indemnity obligations assumed by Licensee under this License, premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, in minimum amounts of not less than One Million Dollars ($1,000,000) combined single limit per occurrence, with a Two Million Dollar ($2,000,000) annual aggregate, and (b) worker’s compensation insurance, in minimum limits as required by the State of New Jersey (as the same may be amended from time to time), for all employees of Licensee engaged in any work on or about the Licensed Premises. All such insurance shall be evidenced by a Certificate of Insurance executed by Licensee’s insurance carrier(s), naming Licensor and Licensor’s managing agent as directed by Licensor as additional insureds, and filed with the Licensor prior to occupancy. Said insurance will not be cancelled or changed without thirty (30) days prior written notice to Licensor. Each party hereby waives any and all rights of subrogation it may have against the other party for any property damage due to any casualty or liability covered by insurance whether such damage or destruction or liability shall be due to the insured party’s negligence or otherwise.

11. Restriction against Assignment. Nothing contained herein shall be deemed to confer upon Licensee, or any person claiming by or through Licensee, any right to use or occupy the Licensed Premises except as expressly provided herein. Licensee expressly covenants that it shall not by operation of law or otherwise assign its rights under this Agreement or suffer or permit the Licensed Premises or any part thereof to be used by others. Any attempt by Licensee to assign or otherwise grant any rights in the Licensed Premises to any third party without the express consent of Licensor shall be null and void. The provisions of this Section 11 shall not apply to either (i) transactions with an entity into or which Licensee is merged or consolidated, or to which all or substantially all of Licensee’s assets are transferred, or (ii) transactions with any entity which controls or is controlled by Licensee or is under common control with Licensee. No transfer or assignment of any underlying ownership interest in Licensee shall be deemed an assignment or subletting requiring Licensor’s consent.

12. Surrender. On or before the date of the expiration of the Term, including any termination by Licensor as a result of Licensee’s default or otherwise, Licensee shall remove all of its property from the Licensed Premises. All property not removed by Licensee shall be deemed abandoned by Licensee and Licensor reserves the right to charge the cost of such removal to the Licensee, which obligation shall survive the Agreement termination and surrender hereinabove provided. If the Licensed Premises are not surrendered at the end of the Term, or if the Licensed Premises are damaged, Licensee shall indemnify Licensor against loss or liability resulting from delay by Licensee in surrendering the Licensed Premises, and/or removal of Licensee’s property. In the event of any unauthorized holdover by Licensee, Licensor’s damages shall include but shall not be limited to a monthly use and occupancy charge to be computed at the rate of 150% of the monthly License Fee then due and payable for the first month of holdover. Thereafter, the monthly holdover rate shall be 200% of the monthly License Fee. The payment of the use and occupancy charge, in the event of such Licensee holdover, shall not be deemed a consent by Licensor to the continued occupancy by Licensee. Such sum shall not derogate from or diminish the additional damages resulting from Licensee’s holdover as hereinabove provided.

13. Rules and Regulations. Licensee shall observe such reasonable rules and regulations as Licensor may adopt from time to time.

14. Default by Licensee. In addition to all rights and remedies to which Licensor may be entitled at law or in equity, in the event Licensee defaults in any of its obligations under this Agreement and such default is not cured within ten (10) business days after written notice from Licensor, Licensor shall have the right, upon notice to Licensee, to immediately terminate this Agreement and the license granted hereunder, and Licensor shall have the right, at its sole option, to re-enter the Licensed Premises, and to remove and dispose of all personalty from the Licensed Premises at the sole cost and expense of Licensee.

15. Binding Nature; Governing Law. The covenants and agreements contained in this License Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors in interest and assigns. This Agreement shall be governed by and construed in accordance with the laws of and enforced only in the courts of New Jersey.

16. No Waiver. The waiver by Licensor of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition for any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of any payment hereunder by Licensor shall not be deemed to be a waiver of any preceding breach by Licensee of any term, covenant or condition of this Agreement, other than the failure of Licensee to pay the particular payment so accepted, regardless of Licensor’s knowledge of such preceding breach at the time of acceptance of such payment. No covenant, term or condition of this Agreement shall be deemed to have been waived by Licensor, unless such waiver is in writing and signed by Licensor.

17. Access. Licensor and its authorized representatives may enter upon the Licensed Premises at any time upon reasonable advance notice to Licensee for any purpose Licensor deems reasonably necessary, provided that such access does not materially adversely affect Licensee’s use of the License Premises.

18. Jury Waiver. To the extent such waiver is permitted by law, the parties hereto waive trial by jury in any action or proceeding brought in connection with this Agreement, the Licensed Premises or any portion thereof.

19. Signs. Licensee shall not place any signs of any kind whatsoever upon, in or about the Property or any part thereof, except of a design and structure and in or at such places as may be indicated and consented to by Licensor in writing.

20. Mortgage Priority. This Agreement shall not be a lien against the Property in respect to any mortgages that presently exist or may hereafter be placed upon the Property. The recording of such mortgage or mortgages shall have preference and precedence and be superior and prior in lien to this Agreement, irrespective of the date of recording of such mortgage(s).

21. Notices. Any and all notices, requests or other such communications required under the terms of this Agreement shall be given either (i) by certified or registered mail, return receipt requested, postage prepaid, or (ii) a national overnight delivery service with receipt provided therefor, prepaid, to the address of the parties as shown at the head of this Agreement or to such other address as may be designated in writing, which notice of change of address shall be given in the same manner. Notice shall be deemed effective if by mail, on the third (3rd) business day after mailing thereof, and if by overnight delivery, on the next business day after deposit or pick-up by such overnight delivery service.

22. Relationship. Licensee acknowledges and agrees that this Agreement is not a lease and that nothing in this Agreement creates a tenancy relationship between Licensor and Licensee. By virtue of this Agreement the relationship between Licensor and Licensee is that of a licensor and a licensee, not that of a landlord and a tenant.

23. Temporary Space: In the event that the current tenant (Swander Pace Capital) has not vacated the License Premises upon the expiration of their lease ending at midnight May 31, 2011, the Licensor shall grant Licensee the use of the common conference facility located at 1430 Rt. 206 (including furniture, the adjacent pantry and wireless router for broadband) until such time as the current tenant has vacated the License Premises. In the event that Licensee is required to use said temporary space beyond July 1, 2011 then Licensee shall have the option to terminate the License Agreement upon five (5) business days prior written notice to Licensor. Licensor, upon such notice, will have five (5) business days to deliver the License Premises for Licensee’s occupancy.

IN WITNESS WHEREOF, the parties hereto have executed as duly authorized parties this Agreement as of the date first set forth hereinabove.

AGREED TO:

LICENSOR:

BEDMINSTER 2 FUNDING, LLC, A New Jersey limited liability company

By:	/s/ Kurt R. Padavano
Name: Kurt R. Padavano
Title: Authorized Representative

LICENSEE:

AMARIN PHARMACEUTICALS IRELAND LTD

By:	/s/ John F. Thero
Name: John F. Thero
Title: Director

FIRST AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT

THIS FIRST AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT (this “Agreement”), made as of the 9th day of May 2011

By and Between:	Bedminster 2 Funding, LLC, having an address c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, NJ 07921 (hereinafter designated as the “Licensor”);

And:	Amarin Pharmaceuticals Ireland Ltd., having its U.S. billing address at 12 Roosevelt Avenue, Mystic, CT 06355 (hereinafter designated as the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into a License Agreement dated April 11, 2011 for an agreed upon 3,303 square feet of office space located at 1420 Route 206, Bedminster, NJ (the “1420 Premises”);

WHEREAS, Licensor and Licensee wish to amend the License and to relocate Licensee to Suite # 200 consisting of an agreed-upon 9,747 square feet of office space located in 1430 Route 206, Bedminster, NJ (the “1430 Premises”) as shown on the attached Exhibit A; and

WHEREAS, Licensor agrees to license to Licensee said premises conditioned upon Licensee’s compliance with the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1. Grant of License. Licensor hereby grants unto Licensee an irrevocable license, subject to Licensee adhering to all License terms, including but not limited to payment of License Fee and Other Costs and to occupy and use the 1430 Premises.

2. Term. The term for the 1430 Premises shall be three (3) years. The anticipated commencement date of the 1430 Premises shall be no earlier than July 5, 2011 (the “1430 Commencement Date”) and terminate on June 30, 2014 (the “Term”), unless sooner terminated by Licensor or Licensee as expressly provided for in this Agreement. The 1430 Commencement Date is contingent upon Licensor executing an Early Termination and Surrender Agreement with the existing tenant and said tenant timely vacating the 1430 Premises. All dates will be adjusted to reflect actual dates of existing tenant surrender and Licensor’s ability to give notice and possession to Licensee. Licensor shall give Licensee written notice once Licensor has taken possession of the 1430 Premises and Licensee shall then have five (5) business days to take possession of the 1430 Premises and ten (10) business days to vacate the 1420 Premises. The 1430 Commencement Date shall be five (5) business days after notice from Licensor to Licensee regardless of whether Licensee actually takes possession of the 1430 Premises on that date.

In the event that the 1430 Commencement Date does not occur by August 15, 2011 Licensee shall have the right upon ten (10) business days notice to cancel this First Amendment, unless Licensor provides notice to Licensee within the ten (10) day period that Licensor has obtained possession of the 1430 Premises, in which case the right to terminate shall no longer be valid.

Licensor and Licensee agree that the Term with respect to the 1420 Premises shall terminate effective as of the date that is five (5) days after the 1430 Premises Commencement Date (the “Partial License Termination Date”) provided, however, that this Agreement and the occurrence of the Partial License Termination Date is expressly conditioned upon the performance by Licensee of all of its obligations with respect to the surrendered 1420 Premises through and including the Partial License Termination Date. On or before the Partial License Termination Date, Licensee shall surrender the 1420 Premises, broom clean, in good order and condition, ordinary wear and tear and damage by casualty excepted, and shall at its own expense, remove its trade fixtures, furniture and equipment and signs from the surrendered 1420 Premises. Any such personal property not removed prior to the Partial License Termination Date shall be deemed abandoned and may be removed by Licensor without accountability therefor or cost to Licensee. Licensee shall be deemed a holdover tenant in the Surrendered 1420 Premises if Licensee has not fully complied with its obligations under this Section 2.

3. Condition   Licensee accepts the 1430 Premises in its “as is” condition as of the 1430 Premises Commencement Date.

4. License Fee. The consideration for the license of the 1430 Premises shall be the sum of Twenty One Thousand Nine Hundred Thirty and 75/100 Dollars ($21,930.75) per month (“License Fee”), which shall be payable in advance on the first day of each month, without deduction, set-off or abatement whatsoever, throughout the Term beginning on the 1430 Commencement Date. All License Fees shall be paid to Licensor at Licensor’s address as set forth above.

5. Other Costs. In addition to the License Fee outlined above, Licensee shall be responsible for monthly utility charges in the amount of $1,218.37 per month and HVAC for non-business hours in the amount of $45.00 per hour, as well as any costs incurred by Licensor resulting from any default by Licensee of its insurance or maintenance obligations hereunder.

6. Operating Charges and Real Estate Taxes. A base year for the establishment of Operating Charges and Real Estate Taxes shall be established by the Licensor (the “Base Year”). The Base Year for this 1st Amended License Agreement shall be 2011. Commencing on first day of the first calendar month following the Base Year and thereafter for the remainder of the Term, Licensee shall pay to Licensor, as “Additional Rent”, Licensee’s proportionate share of the amount by which Operating Charges for each license year following the Base Year exceed the Base Year Operating Charges (hereinafter referred to as the “Operating Charges Escalation”) falling entirely or partly within the Term. “Operating Charges” shall mean the sum of all direct and indirect costs and expenses of any kind or nature whatsoever incurred in connection with the management, operation, maintenance, repair, replacement and cleaning of the Building, the Land and the Common Areas.

Commencing on the first day of the year following the Base Year and thereafter for the remainder of the Term, Licensee shall pay, as Additional Rent, Licensee’s proportionate share of the amount by which Real Estate Taxes for each year falling entirely or partially within the Term following the Base Year exceeds the Base Year Real Estate Taxes (hereinafter referred to as the “Real Estate Taxes Escalation”). As of the date hereof, Licensee’s Proportionate Share is agreed to be 30.25%.

7. Provided Licensee is not in default beyond any applicable grace period, and subject to the then existing rights of any other tenants, Licensor shall endeavor to provide Licensee expansion space during the Term in the Building or other buildings owned by Landlord (or an affiliate). In such case that Licensee takes possession of any separate expansion space greater in size than the 1430 Premises, Licensor agrees to release Licensor of any remaining obligation for the 1430 Premises (conditioned upon Licensee surrendering the 1430 Premises in a vacant broom-clean condition on a timely basis). All other terms and conditions for any such expansion space shall be further negotiated and agreed to in writing by the parties at the appropriate time. This clause is not to be construed as an option or reservation for any other space.

8. Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements as set forth in the License Agreement remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed as duly authorized parties this Agreement as of the date first set forth hereinabove.

AGREED TO:

LICENSOR:

BEDMINSTER 2 FUNDING, LLC, A New Jersey limited liability company

By:	/s/ Kurt R. Padavano
Name: Kurt R. Padavano
Title: Authorized Representative

LICENSEE:

AMARIN PHARMACEUTICALS IRELAND LTD

By:	/s/ John F. Thero
Name: John F. Thero
Title: Director

EXHIBIT A – 1430 PREMISES

(separately attached)